Exhibit 23.5

10th Jan 2023

FD TECHNOLOGY INC. (“Company”)

Units A-B, 15th Floor
180 Tianjin Road
Huangpu District, Shanghai, 200001
People’s Republic of China

Dear Sir/Madam

Re: Letter of authorisation to use Euromonitor International Shanghai Co. Ltd’s (“Euromonitor”) name and data

We are writing in connection with the forthcoming filing of a registration statement on Form F-1, as amended in the further, of FD Technology INC., an exempted company incorporated under the laws of the Cayman Islands (“Fendan”) (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with the proposed initial public offering of Fendan ("IPO”). The filing of the Registration Statement (as defined in the existing agreement between Euromonitor and the Company (“Agreement”) and referred to in this letter as the “Authorised Materials”) by the Company and its request for our permission to publish Euromonitor’s name and data in those materials in the form set out in the draft text which you have given us are referred to as approved text (“Approved Text”). The Approved Text is either attached to this letter or will be set out in a separate document in which that text has been expressly identified in writing by Euromonitor as the Approved Text referred to in this letter.

Euromonitor hereby agrees to the publication, issuing to the public and use of its name, information, statements and data in the (1) Registration Statement, as amended, (2) in any written correspondence with the SEC, (3) any further filings with the SEC by the Company, including without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (4) roadshows, free writing prospectus, other publicity and marketing materials and other activities in connection with our IPO, and (5) other Authorised Materials in the form of the Approved Text only, subject to and in accordance with the terms of the Agreement. We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto. This permission is valid for a period of 90 days from the date of this letter, at the end of which period the permission will lapse. If the Authorised Materials have not been published and/or issued to the public before that period expires, please contact Euromonitor for renewal of its permission.

Euromonitor International Shanghai Co. Ltd, registered in Shanghai, PRC

Euromonitor hereby confirms that it has an arm’s length relationship with the Company and that it has acted independently of the Company in compiling the data in the Approved Text.

We remind you that, in accordance with the terms and conditions of the Agreement (which shall apply in full to the Company’s use of the Approved Text in the Authorised Materials):

●	the authorisation provided by Euromonitor under this letter applies to the use of the Approved Text in connection with the Authorised Materials only. Consequently, it does not authorise the Company to make any uses in connection with any other type of document or activity (such as the making of marketing claims);

●	any use of Euromonitor’s name or data beyond publication of the Approved Text in the Authorised Materials and its issue to the public requires Euromonitor’s separate and specific prior written authorisation from Euromonitor (which it may grant or withhold at its sole discretion) and for which additional terms and conditions shall apply; and

●	any authorised use of the Approved Text must include the disclaimer in the agreed form and the source and copyright acknowledgement notices.

The permission granted by Euromonitor under this letter shall be effective on your receipt of this letter and no further steps are required by you to obtain that permission. However, we kindly request that you acknowledge safe receipt of this letter by email to yiqun.song@euromonitor.com and keep a safe copy for your records.

Yours faithfully

For and on behalf of Euromonitor International Shanghai Co. Ltd (Stamp)

Signed: /s/ Yue Ren

Name: [ ]

Title: [ ]

Euromonitor International Shanghai Co. Ltd, registered in Shanghai, PRC